EXHIBIT 99

                                                         Rowan Companies, Inc.
News Release                                                                   2800 Post Oak Boulevard, Suite 5450
                                                      Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                      January 3,  2007

ROWAN ANNOUNCES MANAGEMENT CHANGES

HOUSTON, TEXAS - Rowan Companies, Inc. (RDC-NYSE) is pleased to announce the following management title changes, effective as of January 1, 2007. Mr. John L. Buvens is now the Executive Vice President, Legal; Mr. Mark Keller is now the Executive Vice President, Business Development; Mr. David P. Russell is now the Executive Vice President, Drilling Operations; Mr. William H. Wells is the Vice President, Finance and Chief Financial Officer; and Ms. Melanie Trent is now the Corporate Secretary and Special Assistant to the CEO. Each of these positions reports to the Chief Executive Officer, Daniel F. McNease, and together with Mr. McNease, comprise the Company’s Executive Leadership Team.

As of December 31, 2006, Mr. Robert G. Croyle, the Company’s Vice Chairman and Chief Administrative Officer, retired after more than 33 years of service. Mr. McNease commented, “It has been a privilege to work with Bob Croyle in his many positions at Rowan and we all thank him for his many years of dedicated and loyal service. Bob will continue to provide valuable counsel as a member of Rowan’s Board of Directors.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com